EXHIBIT 99.1

MEMORANDUM

TO: SPARTA Employees and Stockholders	DATE: October 20, 2006
FROM: Bob Sepucha
SUBJECT: Third Quarter 2006 Report and Stock Price Evaluation

Please note: important changes to our stock procedures are described in the Quarterly Stock Trade section.
Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after October 21, 2006. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $41.39 per share, a decrease of $1.10 (2.6%) per share compared to $42.49 per share as of July 21, 2006 and an decrease of $0.73 per share (1.7%) since October 21, 2005.
A decline in the number of shares and options outstanding was offset by a slight decline in stockholders’ equity due to terminations. The result was a $0.09 per share contribution to stock price growth from the equity/share term. Two-year earnings per share grew by 1.9% causing a $0.51 increase in stock price from the earning/share term. Projected twelve-month gross profits decreased by 2% relative to the second quarter while trailing twelve-month contract gross profits were virtually unchanged. As a result, the growth factor contributed -$1.70 to stock price growth. This reverses the growth-term performance of the previous quarter when the growth factor contributed $0.01 to stock price growth.
Quarterly Stock Trade
We anticipate liquidity will be approximately $1,200K for quarterly pro rata repurchases on the November 21 trade date, consistent with the August 2006 trade date, due to continuing retirements of large stockholders in the third quarter.
The deadline for the next trade date is Monday, November 21. As previously communicated to “all hands,” the SPARTA Stock Transaction and Reporting System (STaRS) is operational and must be the sole means of entering offers for the November 21 trade. Shares acquired less than 6 months prior to the stock trade date, i.e. after May 21, 2006, may not be offered. This includes shares acquired by exercising options, from year-end bonuses, profit sharing and 401(k) contributions, and Rabbi Trust awards. The process for submitting offers through STaRS is as follows:

1.	Enter one Stock Transaction Request (STR) in STaRS comprising your full offer.

2.	STaRS will automatically calculate your Estimated Repurchase Limit (ERL). The ERL represents the standard quarterly repurchase amount ($5,000), adjusted for stock option exercise debits/credits and stock option exercise loan payments. If your offer exceeds your ERL, STaRS will automatically break out your request into two STRs: (a) an ERL STR and (b) a Pro Rata STR. If your offer does not exceed your ERL, there will only be an ERL STR.

3.	Print out both the ERL and Pro Rata STR forms (as applicable) prepared by STaRS and sign them, and submit them to the CBO with the applicable stock certificates, as described below.

4.	Submit stock certificates just as if you were using the Excel-based stock transaction request forms. For the ERL ($5,000) STR, the signed/witnessed stock certificate(s) must accompany the original ERL STR. For the Pro Rata STR, stock certificates associated with this second transaction request should not be included (unless a portion of the certificate is included in the ERL STR offer), because the actual amount any offerer will be permitted to sell in the Pro Rata sale is subject to pro rata allocation in proportion to the stockholdings of the offerers.

5.	For the Pro Rata sale, sellers will be notified shortly after November 21 of the results of the pro rata allocation. Based on the allocation, STaRS will automatically update your Pro Rata STR. You must print out the updated Pro Rata STR (located in the document archive section in STaRS), sign it, and submit it to the CBO. You must also submit the signed/witnessed stock certificates identified on the revised Pro Rata STR. Proceeds from the pro rata sale will be forwarded to the sellers in early January 2007, approximately six weeks after the trade date.
You must submit the original signed STR and applicable stock certificates to the CBO Stock Administrator no later than close of business on November 21. Stockholders wishing to offer stock for repurchase should send the STR form, addressed to the CBO Stock Administrator, at least a few days prior to November 21. (Please note the change of address from Diane Lavoie to CBO Stock Administrator, a change being implemented to streamline the stock transaction process at the CBO now that several people are involved in that process.) No transaction will be processed unless the original signed stock transaction request, and if applicable, signed/witnessed stock certificates are received in the CBO by the November 21 deadline. Forms that are emailed or faxed will not be accepted. Repurchase requests received after November 21 will not be honored regardless of the reason for late arrival, so send them early.
New Contracts

Opn	W/L	Program	Customer	P/S	Amt ($M)		Dur (Yr)	Type
SMDO	Win	Think Tank	AFSMC	P	10.0		1	Competitive
SMDO	Win	Adv. & Assist. Services	NORTHCOM	S	6.5		5	Comp IDIQ
SMDO	Win	Vets Technol. Services	GSA	S	22.0		10	Comp IDIQ
ACTO	Win	PATHWAY	Classified	P	5.8		1	SS Add-on
ACTO	Win	ISP	Classified	P	8.0		1	SS Add-on
ACTO	Win	Stiletto	Classified	P	2.8		1	SS Add-on
ISSO	Win	SAPIENT REFLEX Ph 2	DARPA	P	1.5		1	SS Add-on
ISSO	Win	Domain Name Security	DHS	P	2.0		2	SS Add-on
			Total Wins		$58.6	M
DSTO	Loss	JTRS JPEO	JPEO	S	11.9		5	Competitive
DSTO	Loss	Navy PEO C4I	PMW15	S	7.7		5	Competitive
ACTO	Loss	UNO	Classified	P	12.5		5	Competitive
ISSO	Loss	Info Ops Support	Navy	P	3		3	Competitive
ISSO	Loss	SAAN	AFRL	P	3.2		3	Competitive
ISSO	Loss	Intelligent Networks	DHS	P	3.2		2.5	Competitive
			Total Losses		$41.5	M
Contract actions in the third quarter with annual value of at least $1M are summarized above. The wins total $58.6M and the losses total $41.5M. Broken out by business area, Intelligence gained

$20.1M, Space Systems $10M, Homeland Security $6.5M and Other $22M. In the table, SS refers to Sole Source.
2006 Business Performance
Third quarter sales were $73.6M, a 2% decrease from the previous quarter and a 4% increase from the third quarter of 2005. Direct labor was up 0.5% from the previous quarter. Relative to the third quarter of 2005, direct labor increased 1%.
Twelve-month contract backlog was $273M, a decrease of 3% from the second quarter. However multi-year contract backlog increased by 3% to $976M. Relative to the third quarter of 2005, annualized contract backlog grew by 3% and multi-year contract backlog grew by 26%.
In the third quarter, we hired 42 people, 33 fewer than in the second quarter and 46 fewer than in the third quarter of 2005. The annualized recruiting rate at the end of the third quarter was 16%, down from 30% for all of 2005. We had 71 terminations in the third quarter, 2 fewer than in the previous quarter. Of the 71 who left, 23 took jobs at other companies or in the government. This corresponds to an annualized overall turnover rate of 21% and 10% for people leaving for other jobs, both rates being the same as at the end of the second quarter. This compares to 16% and 7%, respectively, for all of 2005. At the end of the quarter, we had a full-time equivalent staff of 1,278 people, a net decrease of 45 people for the quarter and a decrease of 61 people since the beginning of the year.
2006 Financial Performance
Net earnings for the third quarter were $4.3M, essentially unchanged from the previous six quarters. Profitability (net earnings as a percent of sales) in the third quarter was 5.8%, a slight increase from 5.6% in the second quarter. Year-to-date, profitability stood at 5.8%, down from 6.4% for 2005. Stockholders’ equity was $66.4M at the end of the quarter, a 1% decrease from the previous quarter and a 5% increase from the third quarter of 2005.
Collection of receivables improved substantially in the third quarter as Days Sales Outstanding (DSO) decreased from 60 days in June to 52 days in September. The year-to-date average DSO was 62 days, same as the year-to-date average for all of 2005 but an improvement of 3 days since June. Cash and investments increased by $11.2M (33%) to $45.5M in the third quarter.
In the third quarter, scheduled promissory note principal payments of $984K were made, and $649K in new promissory notes were issued to retiring major stockholders. This is a substantial reduction from $2,653K of new notes issued in the second quarter. The combination of payments and new notes in the quarter caused the promissory note balance to decrease by $0.3M (3%) to $9.9M. At the end of the quarter, cash and investments exceeded the sum of our income tax liabilities and promissory note obligations by $34.2M, an increase of $12.0M (54%) from the previous quarter.
2006 Outlook
The financial plan for 2006 is based on sales of $295M and direct labor of $85.0M, increases of 6% and 11%, respectively. This modest growth is a reflection of the trend we saw developing in 2005 with budgets of our major government customers showing little growth due to intense pressures from military operations overseas and concerns about the size of the overall federal budget. In this environment it is still reasonable to expect adding 5-10% in sales due to new contracts, but it is no longer realistic to expect much in additional new funding being added to existing contracts during the year to the extent we experienced in 2003 and 2004.

We continued to make progress toward our $295M plan in the third quarter. Direct labor lagged somewhat but this lag was offset by increases in major subcontracts. Bid and proposal activity remained strong in the quarter although not quite up to the second quarter performance. Multi-year proposal backlog, however, remained above $375M. Our challenge is to continue the aggressive business development activity established in the second and third quarters to ensure that our growth rate accelerates in 2007 and beyond.
All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SPARTA, INC.
OPERATING RESULTS AS
OF SEPTEMBER, 2006

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	SEP 06	SEP 05	SEP 06	SEP 05
Sales ($M)	$73.7	$70.5	$291.0	$271.8
Contract Profits	7,710	7,760	30,182	30,552
Gross Profits (incl. SIT and Misc Income)	8,022	8,010	31,273	31,616
Net income
Per GAAP (incl. FAS 123R and unallowable comp.)	4,303	4,420	16,765	17,674
For Stock Pricing (excl. FAS 123R and unallowable	4,715	4,784	18,490	18,749
Stock tax benefit	1,402	2,090	5,625	4,948
Stock sales — Receivable	496	759	517	(73)
Deferred Stock (Rabbi Trust)	35	41	68	14
Stock sales — exercise	2,063	2,531	14,548	14,644
Stock sales — retirement plans	1,469	1,362	6,322	5,478
Stock sales — bonus	0	0	1,257	1,623
Total Stock Sales	3,532	3,893	22,127	21,745
Stock repurchases:
- Cash	9,823	6,110	37,934	26,944
- Promissory notes	649	0	4,041	1,129
Total Stock Repurchases	10,472	6,110	41,975	28,073

Business Projections and Backlog	At Sep. 30,	At Dec. 31,	At Sep. 30,
(in $M, unless otherwise noted)	2006	2005	2005
Contract backlog	273.4	273.6	266.0
Proposal backlog	116.8	66.1	78.1
Twelve month projected sales	301.5	295.3	292.6
Twelve month projected earnings ($K)	30,492	30,272	30,303

	At Sep. 30,	At Dec. 31,	At Sep. 30,
Breakdown of Stockholder's Equity ($M)	2006	2005	2005
Stock sales (excluding FAS 123R)	$97.13	$79.99	$74.86
Stock sales receivables	(0.57)	(0.58)	(1.08)
Deferred stock compensation	(0.33)	(0.35)	(0.39)
Stock repurchases	(121.03)	(86.54)	(79.05)
Stock tax benefit	26.67	23.72	21.10
Retained earnings	64.54	51.81	47.78

Stockholders’ Equity	$66.43	$68.04	$63.22

Stock Promissory Notes	9.86	8.43	9.13

Net Worth	$76.28	$76.47	$72.35

Cash on Hand	$45,509	$27,960	$40,352

	At Sep. 30,	At Dec. 31,	At Sep. 30,
Stock Notes ($M)	2006	2005	2005
Total note balance	$9.86	$8.43	$9.13
Long-term subordinated	$6.24	$5.99	$6.59

STOCK PRICE CALCULATION
(Business Data as of 09/30/2006)

		Equity		Growth		Earnings
		Term		Term		Term

		SE+SN+CX				NP+STB

PRICE	=	SI+SV	+	7 x FG x	( 2 YR AVG	SI+SV )

Stock Ownership		Equity Term ($K)

Shares Issued (SI)	5,063	Stockholders Equity (SE)	66,428
Option Vested (SV)	793	Subordinated Notes (SN)	6,241

	5,856	(Long Term Portion)
		Cost to Exercise SV (CX)	20,456

		SE + SN + CX =	93,124

Equity Term/Share

SE+SN+CX		93,124

SI+SV	=	5,856	=	$15.902

Growth Term (FG)

Contract Profits ($K)
Past 12 Months	30,182
Past 24 Months	60,734
12 Month Projection	28,303	(Contract Backlog + Weighted Proposal Backlog)
FG   =   [  {Past 12 Months  +  12 Months Projection}  /  Past 24 Months ]2
FG   =   [ (  30,182   +  28,303 ) /  60,734   ]2 =    0.927

Earnings Term ($K)				Previous 7 Quarters

Net Income for Quarter, for Stock Pricing (NP, $K)			= 4,715	1.029
				0.854
Stock Tax Benefit		(STB)	= 1,402	0.897
				1.137
Quarter	NP+STB	= ( 4,715 + 1,402 ) / 5,856		1.100

	SI+SV	=	1.044	0.841
				0.952

2 YR AVG	NP+STB	= ( 1.044 + 6.810 ) / 2		6.810

	SI+SV	=	3.927

Stock Price Computation
Note: Growth Term may not exceed 1.500

Price/Share	=	$15.902	+	7	x	0.927	x	3.927	=	$41.39